Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT (“Agreement”) dated June 1, 2007, by and between AMERICAN PATRIOT BANK, a Tennessee banking corporation (the “Bank”), and J.  Robert Grubbs (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive has been effective in his service to Bank, and Bank recognizes the valuable services that Executive has rendered and desires to be assured that Executive will continue his active participation in the business of Bank; and

WHEREAS, Executive is willing to continue to serve Bank but desires assurance that in the event of any Change of Control (as such term is hereinafter defined) of the Bank’s holding company, American Patriot Financial Group, Inc., a Tennessee corporation (the “Holding Company”) he will continue to have the responsibility and status he has earned.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, Bank and Executive hereby agree as follows:

1.                                       In order to protect Executive against the possible consequences of a Change of Control (as such term is hereinafter defined) of Holding Company and thereby to induce Executive to continue to serve as an executive officer of Bank, Bank agrees that if control of Holding Company is changed, Executive shall be entitled to receive within ten (10) business days of the Change of Control, a lump-sum payment in cash in the amount of $1.00 less than three (3) times the disqualified individual’s base amount of compensation (Internal Revenue Code Sec. 280G(b)(2)(A)(ii)). The term “base amount,” referred to in this provision, is the Employee’s annualized includible compensation for a base period, consisting of the most recent five tax years ending before the date on which the ownership or control of the Bank or Holding Company changed, or the portion of this period during which the Employee performed personal services for or was an employee of the Bank (Code Sec. 280G(b)(3) and (d)). “Annualized includible compensation” for the base period is the average annual compensation that was payable by the Bank and includible by the Employee in gross income for the tax years of the base period (Code Sec. 280G(d)(1)).

2.                                       Even in the event of termination of Executive’s service to the Bank, Executive’s benefits hereunder shall be considered severance pay in consideration of his past service, and pay in consideration of his continued service from the date hereof, and his entitlement thereto shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

3.                                       As used herein, the term “Change of Control” shall mean:

(i)                                     A shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Holding Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii)                                  A sale, transfer, or other disposition of all or substantially all of the Holding Company’s assets and complete liquidation or dissolution of the Holding Company;

(iii)                               The acquisition, directly or indirectly, by any person or related group of persons (other than the Holding Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Holding Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, or comparable successor rule) of securities possessing more than fifty percent (50%) of the total combined voting power of the Holding Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Holding Company’s shareholders; or

(iv)                              Any change in the composition of the Board of Directors of the Holding Company resulting in a majority of the present directors of the Holding Company not constituting a majority two years hence, provided, that in making such determination, directors who are elected by, or on the recommendation of, such present majority, shall be excluded.

4.                                       The specific arrangements referred to above are not intended to exclude Executive’s participation in other benefits available to executive personnel generally or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

5.                                       The Bank agrees to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.  Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this agreement and shall entitle Executive to compensation from the Bank in the same amount and on the same terms as Executive would be entitled under Section 1 hereof.  As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.                                       This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement of Executive’s devisee, legatee or other designee, or, if there be no such designee, to Executive’s estate.

7.                                       Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding, filing, making of reports, and the like, and Bank shall use its best efforts to satisfy promptly all such requirements.

8.                                       Prior to a Change of Control as herein defined, this Agreement shall terminate if Executive shall resign voluntarily, retire, become permanently and totally disabled, voluntarily take another position requiring a substantial portion of his time, or die.  This Agreement shall also terminate if Executive’s employment as an officer of Bank shall have been terminated for any reason by the Board of Directors of Bank as constituted prior to any Change of Control of Holding Company as herein defined.

Not withstanding any other provision, this Agreement will not terminate if the Bank terminates the Executive for the primary purpose of avoiding payment of benefits under this Agreement due to a prospective or actual “Change of Control” situation that arises and the Executive has not exhibited conduct that could be considered “Termination for Cause.” “Termination for Cause” means separation from service for:

(a)                                  Gross negligence for gross neglect of duties to the Bank; or

(b)                                 Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)                                  Fraud, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

9.                                       This Agreement shall be construed and enforced under the laws of the State of Tennessee.

IN WITNESS WHEREOF, this Agreement has been executed on June 1, 2007.

AMERICAN PATRIOT BANK

By:	/s/ Don Waddell
Title:	CFO